EXHIBIT 99.1

Eagle Bancorp Announces Year End Earnings, Fourth Quarter Earnings, Increases Quarterly Cash Dividend and Announces Stock Repurchase Program

HELENA, Mont., July 21, 2005 (PRIMEZONE) -- Eagle Bancorp ("Eagle") (OTCBB:EBMT), the stock holding company of American Federal Savings Bank (the "Bank"), reported net income of $1,743,000, or $1.55 per share ($1.45 per share diluted), for the year ended June 30, 2005, and announced an increased cash dividend of $0.20 per share. These earnings represent a decrease of $335,000, or 16.1%, compared to $2,078,000 for the year ended June 30, 2004. Earnings for the quarter ended June 30, 2005 were $370,000, or $0.34 per share, an increase of 11.1% compared to $333,000 for the quarter ended June 30, 2004, but a decline of 16.9% from the $445,000 earned in the prior quarter ended March 31, 2005.

Eagle also announced that the Board of Directors approved a repurchase program for the company's shares. The Board's action permits Eagle to acquire up to 28,750 shares of its common stock subject to market conditions. This represents approximately 6% of the outstanding common stock currently held by the public. Repurchases are authorized to be made from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be held for general corporate purposes and/or issuance pursuant to Eagle's benefit plans. The repurchase plan also allows for the possibility of unsolicited negotiated transactions or other types of purchases. No shares will be purchased from directors or officers of Eagle.

Eagle's Board of Directors declared a quarterly cash dividend of $0.20 per share for the fourth quarter of Eagle's fiscal year. This represents an increase of $0.02 per share, or 11.1%, over the previous quarter's dividend. The dividend is payable August 26, 2005 to shareholders of record at the close of business on August 5, 2005.

The decrease in net income for the year ended June 30, 2005 was the result of a decrease in non-interest income of $1.375 million, offset by an increase in net interest income of $400,000 and a decrease in noninterest expense of $19,000. Eagle's tax provision was $418,000 lower in 2005. Eagle's return on assets was 0.85% and its return on equity was 7.53%, compared with 1.02% and 8.75%, respectively, for the year ended June 30, 2004. Eagle also incurred an extraordinary loss of $203,000 (net of tax benefit of $127,000) in the fourth quarter of 2004. This was the result of prepayment penalties on Federal Home Loan Bank (FHLB) borrowings, which were paid off prior to maturity.

The decrease in noninterest income for the year was due primarily to two factors: the decline in net gain on sale of loans and the larger increases in the value of Eagle's mortgage servicing rights recorded in 2004. Net gain on sale of loans was $694,000 lower in 2005, due to lower mortgage origination volumes. The mortgage servicing fees (where changes in the valuation of mortgage servicing rights are recorded) were $657,000 lower in 2005.

The increase in net income of $37,000 for the fourth quarter was the result of an increase in net interest income of $120,000 offset by a decrease in noninterest income of $334,000 and an increase in noninterest expense of $53,000. Eagle's tax provision was $101,000 lower in the current quarter. As mentioned earlier, in the fourth quarter of 2004 Eagle incurred an extraordinary loss of $203,000 (net of tax benefit). Eagle's annualized return on assets was 0.73% and its annualized return on equity was 6.76%, compared with 0.65% and 5.42%, respectively, for the same quarter in 2004.

Total interest and dividend income increased $87,000 to $2,302,000 for the quarter ended June 30, 2005 from $2,215,000 for the quarter ended June 30, 2004. This was due to an increase in interest and fees on loans of $174,000. This was partially offset by a decrease in interest on securities available-for-sale of $51,000. Total interest expense decreased $33,000 to $674,000 for the quarter ended June 30, 2005 from $707,000 for the quarter ended June 30, 2004. Interest on advances decreased $85,000 and interest on deposits increased $52,000.

Total assets increased $3.4 million, or 1.7%, to $206.4 million at June 30, 2005 from $203.0 million at June 30, 2004. Loans receivable increased $14.4 million, or 15.6%, to $106.8 million from $92.4 million. Investment securities available-for-sale decreased $13.3 million, or 15.0%, to $75.2 million from $88.5 million. Deposits increased $2.4 million, or 1.4%, to $172.5 million from $170.1 million. Advances from the Federal Home Loan Bank increased $2.4 million, or 32.0%, to $9.9 million from $7.5 million. Total stockholders' equity decreased $1.8 million, or 7.5%, to $22.2 million at June 30, 2005 from $24.0 million at June 30, 2004. This was the result of $3.9 million in treasury stock purchased during the period, net income for the period of $1.743 million, dividends paid, and a decrease in accumulated other comprehensive loss of $558,000, mainly due to a reduction in net unrealized loss on securities available-for-sale.

"We are pleased that net interest income, our main component of core earnings, has increased over last year, at a time when many financial institutions have been faced with shrinking margins. We are also pleased to again increase the dividend to our stockholders," said President and CEO, Larry Dreyer.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle's common stock trades on the OTC Bulletin Board under the symbol "EBMT." Eagle is a subsidiary of Eagle Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 53% of Eagle Bancorp's common stock.

This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.

Financial highlights for Eagle Bancorp follow:

EAGLE BANCORP AND SUBSIDIARY (consolidated)

                                          June 30, 2005  June 30, 2004
                                            (Unaudited)    (Audited)
                                            -----------   -----------
 ASSETS
 Cash and due from banks                      3,122,459     3,587,145
 Interest-bearing deposits with banks         1,843,976       759,621
 Investment securities available-for-sale,
   at market value                           75,226,539    88,547,458
 Investment securities held-to-maturity,
   at cost                                    1,200,971     1,565,692
 Federal Home Loan Bank stock, at cost        1,315,400     1,672,200
 Mortgage loans held-for-sale                 2,148,327     1,436,747
 Loans receivable, net of deferred loan
   fee and allowance for loan losses        106,839,159    92,456,589
 Accrued interest and
   dividends receivable                       1,101,729     1,079,815
 Mortgage servicing rights, net               1,857,154     2,003,258
 Property and equipment, net                  6,241,918     6,557,883
 Cash surrender value of life insurance       5,049,117     2,476,842
 Real estate acquired in settlement of
   loans, net of allowance for losses                 0             0
 Other assets                                   467,095       870,001
                                            -----------   -----------

           Total assets                     206,413,844   203,013,251
                                            ===========   ===========

 LIABILITIES
 Deposit accounts:
       Noninterest bearing                   11,659,648     9,267,458
       Interest bearing                     160,836,785   160,801,422
 Advances from Federal Home Loan Bank         9,885,185     7,450,000
 Accrued expenses and other liabilities       1,767,122     1,469,832
                                            -----------   -----------
           Total liabilities                184,148,740   178,988,712

 EQUITY
 Preferred stock (no par value, 1,000,000
   shares authorized, none issued
   or outstanding)
 Common stock (par value $0.01 per share;
   9,000,000 shares authorized; 1,223,572
   shares issued; 1,103,972 and 1,212,372
   shares outstanding at June 30, 2005
   and June 30, 2004, respectively)              12,236        12,236
 Additional paid-in capital                   4,187,742     4,072,947
 Unallocated common stock held by employee
   stock ownership plan ("ESOP")               (165,648)     (202,448)
 Treasury stock, at cost (119,600 and
   11,200 shares at June 30, 2005 and
   June 30, 2004, respectively)              (4,047,890)     (198,665)
 Retained earnings                           22,629,987    21,250,088
 Accumulated other comprehensive
   (loss) income                               (351,323)     (909,619)
                                            -----------   -----------
           Total equity                      22,265,104    24,024,539

           Total liabilities and equity     206,413,844   203,013,251
                                            ===========   ===========

EAGLE BANCORP (consolidated)

                         Three Months Ended      Twelve Months Ended
                        June 30, (unaudited)          June  30,
                        ---------------------   ---------------------
                          2005        2004        2005        2004
                                               (unaudited) (audited)
                        ---------   ---------   ---------   ---------
 Interest and
   Dividend Income:
 Interest and fees on
   loans                1,619,382   1,445,303   6,117,299   6,266,332
 Interest on deposits
   with banks               5,022      12,015      34,180      49,054
 FHLB Stock dividends      (7,350)     16,547      19,865      77,600
 Securities
   available-for-sale     669,846     720,970   2,807,185   2,789,898
 Securities
   held-to-maturity        14,700      19,666      64,653      90,839
                        ---------   ---------   ---------   ---------
   Total interest and
     dividend income    2,301,600   2,214,501   9,043,182   9,273,723
                        ---------   ---------   ---------   ---------

 Interest Expense:
 Deposits                 630,770     578,384   2,394,481   2,631,139
 FHLB Advances             43,759     128,993     168,339     562,466
                        ---------   ---------   ---------   ---------
     Total interest
       expense            674,529     707,377   2,562,820   3,193,605
                        ---------   ---------   ---------   ---------

 Net Interest Income    1,627,071   1,507,124   6,480,362   6,080,118
 Loan loss provision            0           0           0           0
                        ---------   ---------   ---------   ---------
 Net interest income
   after loan
   loss provision       1,627,071   1,507,124   6,480,362   6,080,118
                        ---------   ---------   ---------   ---------

 Noninterest income:
 Net gain on sale
   of loans                97,317     133,710     441,603   1,135,693
 Demand deposit service
   charges                137,989     151,808     548,638     627,404
 Mortgage loan
   servicing fees          90,503     360,707     584,002   1,240,722
 Net gain (loss)
   on sale of available
   -for-sale securities    (5,415)     60,043       3,984      72,415
 Other                    135,331      83,141     480,189     357,545
                        ---------   ---------   ---------   ---------
     Total noninterest
       income             455,725     789,409   2,058,416   3,433,779
                        ---------   ---------   ---------   ---------
 Noninterest expense:
 Salaries and
   employee benefits      827,949     794,691   3,312,335   3,155,219
 Occupancy expenses       136,223     125,373     514,433     490,299
 Furniture and
   equipment
   depreciation            77,513      75,263     312,382     256,060
 In-house computer
   expense                 66,047      52,578     261,515     231,969
 Advertising expense       58,390      54,504     189,520     161,447
 Amortization of mtg
   servicing fees         103,753     121,965     379,982     628,526
 Federal insurance
   premiums                 5,956       6,534      24,427      25,935
 Postage                   25,285      26,894     101,612     120,219
 Legal, accounting, and
   examination fees        36,565      41,460     156,518     158,828
 Consulting fees           13,253       8,045      50,667      20,585
 ATM processing            12,922      12,023      48,664      51,007
 Other                    200,048     191,655     828,362     898,986
                        ---------   ---------   ---------   ---------
     Total noninterest
       expense          1,563,904   1,510,985   6,180,417   6,199,080
                        ---------   ---------   ---------   ---------

 Income before
   provision for
   income taxes           518,892     785,548   2,358,361   3,314,817
                        ---------   ---------   ---------   ---------

 Provision for
   income taxes           148,538     249,515     615,094   1,033,070
                        ---------   ---------   ---------   ---------

 Income before
   extraordinary item     370,354     536,033   1,743,267   2,281,747
                        ---------   ---------   ---------   ---------

 Extraordinary
   item-extinguishment
   of debt (net of tax
   benefit of $127,000)         0    (203,378)          0    (203,378)

 Net income               370,354     332,655   1,743,267   2,078,369
                        =========   =========   =========   =========

 Earnings per share          0.34        0.28        1.55        1.76
                        =========   =========   =========   =========

 Diluted earnings
   per share                 0.31        0.28        1.45        1.74
                        =========   =========   =========   =========

 Weighted average
   shares outstanding
   (basic eps)          1,082,512   1,187,521   1,126,552   1,183,848
                        =========   =========   =========   =========

 Weighted average
   shares outstanding
   (diluted eps)        1,202,112   1,197,512   1,200,386   1,195,786
                        =========   =========   =========   =========

CONTACT:
Eagle Bancorp
Larry A. Dreyer, President and Chief Executive Officer
(406) 457-4012

Peter J. Johnson, Senior Vice President and Treasurer
(406) 457-4006